Exhibit 14
                                   ----------


                             NEVADA CHEMICALS, INC.
                       CODE OF ETHICS AND BUSINESS CONDUCT

--------------------------------------------------------------------------------

Nevada Chemicals, Inc. is a company built on integrity. Historically we have conducted business under a wide umbrella of local and federal laws, regulations and industry standards. Our long-term success will be determined by our commitment to excellence in accordance with the highest ethical standards and compliance with the law.

Nevada Chemicals, Inc. recognizes that it is each officer's and employee's responsibility to act in accordance with the Company's standards as set forth in the Code of Ethics and Business Conduct. The purpose of the Code of Ethics is to establish those standards and to summarize some of the important laws that affect the Company and the proper conduct of its business. It is our belief that adherence to these ethical standards will support an environment of individual and Company success.

--------------------------------------------------------------------------------

Treat in an Ethical Manner Those to Whom Nevada Chemicals Has an Obligation

For our employees we are committed to honesty, just management, fairness, providing a safe and healthy environment free from the fear of retribution, and respecting the dignity due everyone.

For our customers we are committed to produce reliable products and services, delivered on time, at a fair price.

For the communities in which we live and work we are committed to observe sound environmental business practices and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.

For our shareholders we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

For our suppliers and partners we are committed to fair competition and the sense of responsibility required of a good customer.

--------------------------------------------------------------------------------

Obey the Law

We will conduct our business in accordance with all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties.

--------------------------------------------------------------------------------

Promote a Positive Work Environment

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated. We respect cultural diversity, we will not tolerate harassment or discrimination of any kind -- especially involving race, color, religion, gender, age, national origin, disability, and veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship provides us with the opportunity to achieve excellence in our workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all of us.

--------------------------------------------------------------------------------

Work Safely: Protect Yourself, Your Fellow Employees, and the World We Live In

We are committed to providing a drug-free, safe, and healthy work environment, and to observe environmentally sound business practices. We will strive, at a minimum, to do no harm and where possible, to make the communities in which we work a better place to live. Each of us is responsible for compliance with environmental, health, and safety laws and regulations. All employees are to observe posted warnings and regulations and to report immediately to the appropriate management any accident or injury sustained on the job, or any environmental or safety concern you may have.

--------------------------------------------------------------------------------

Keep Accurate and Complete Records

We must maintain accurate and complete Company records, including all financial records and documentation. No one should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action.
--------------------------------------------------------------------------------

Keep Company Information Confidential

Nevada Chemicals requires its employees to keep confidential Company information including business strategies, pending contracts, new products, research, financial projections or customer lists. Confidential information may not be shared or released without proper authority to anyone not employed by the Company or to an employee who has no need for such information.

Proprietary Company information may not be disclosed to anyone without proper authorization, and proprietary documents will be protected and secure. In the course of normal business activities, suppliers, customers, and competitors may sometimes divulge to Company employees information that is proprietary to their business. Nevada Chemicals requires its employees to respect these confidences.

--------------------------------------------------------------------------------

Follow the Law and Use Common Sense in Political Contributions and Activities

Nevada Chemicals encourages its employees to become involved in civic affairs and to participate in the political process. Employees must understand, however, that their involvement and participation must be on an individual basis, on their own time, and at their own expense. In the United States, federal law prohibits corporations from donating corporate funds, goods, or services, directly or indirectly, to candidates for federal offices -- this includes employees' work time.

--------------------------------------------------------------------------------

Avoid Conflict of Interest

Nevada Chemicals does not seek to gain advantage through improper use of business contracts or investments. Good judgment and moderation must be exercised. Employees should avoid any situation that might involve a conflict of interest between their personal interests and the interests of the Company. In dealing with customers, suppliers or competitors, employees should act in the best interests of the Company to the exclusion of personal advantage.

--------------------------------------------------------------------------------

Avoid Illegal and Questionable Gifts or Favors

The sale of Company products and services should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies. Employees will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate laws, regulations or policies of the Company or customer, or could cause embarrassment to or reflect negatively on the Company's reputation.

Gifts, Gratuities, and Business Courtesies to U.S., State, and Local Government Employees

Federal Legislative and Judiciary Branches, and State and Local Government Employees

Employees of the federal
         Legislative and Judiciary Branches and employees of state and local government departments or agencies are subject to a wide variety of laws and regulations. These laws and regulations and Corporate Policy Statements pertaining to them must be consulted prior to offering such employees anything of value.

Business Courtesies to Non-Government Persons

         Meals, Refreshments and Entertainment

         o It is an acceptable practice for Nevada Chemicals employees to provide meals, refreshments, entertainment, and other business courtesies of reasonable value to persons in support of business activities, provided:

         o The practice does not violate any law or regulation or the standards of conduct of the recipient's organization. It is the offeror's responsibility to inquire about prohibitions or limitations of the recipient's organization before offering any business courtesy; and

         o The business courtesy must be consistent with marketplace practices, infrequent in nature, and may not be lavish or extravagant. While it is difficult to define "lavish or extravagant" by means of a specific dollar amount, a common sense determination should be made consistent with reasonable marketplace practices.

--------------------------------------------------------------------------------

Obtain and Use Company and Customer Assets Wisely

Proper use of Company and customer property, electronic communication systems, information resources, material, facilities, and equipment is the responsibility of each employee. All employees must use and maintain these assets with the utmost care and respect, guarding against waste and abuse, and never borrow or remove them from Company property without management's permission. Employees must be cost-conscious and alert to opportunities for improving performance while reducing costs. While these assets are intended to be used for the conduct of Nevada Chemicals' business, it is recognized that occasional personal use by employees may occur without adversely affecting the interests of the Company. Personal use of Company assets must always be in accordance with corporate and company policy - employees must consult their supervisor for appropriate guidance and permission.

All employees are responsible for complying with the requirements of software copyright licenses related to software packages used in fulfilling job requirements.

--------------------------------------------------------------------------------

Do Not Engage in Speculative or Insider Trading

In our role as a publicly owned company, we must always be alert to and comply with the security laws and regulations of the United States and other countries.

.... we must always be alert...

It is against the law for employees to buy or sell Company stock based on material, non-public "insider" information about or involving the Company. Employees must play it safe and not speculate in the securities of Nevada Chemicals when they are aware of information affecting the Company's business that has not been publicly released or in situations where trading would call judgment into question. This includes all varieties of stock trading such as options, puts and calls, straddles, selling short, etc. Two simple rules can help protect employees in this area: (1) Don't use non-public information for personal gain. (2) Don't pass along such information to someone else who has no need to know.

This guidance also applies to the securities of other companies (suppliers, vendors, subcontractors, etc.) for which employees receive information in the course of employment at Nevada Chemicals.

--------------------------------------------------------------------------------

Follow Anti Trust Guidelines

Nevada Chemicals is subject to anti-trust and corporation laws. These laws prohibit agreements or actions that may restrain trade or reduce competition. Violations include understandings or agreements among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate products, territories or markets; or to limit the production or sale of products.

Care must be given to ensure any activities are not viewed and would not be construed as violations of any anti-trust law.

--------------------------------------------------------------------------------

                            Senior Financial Officers
                                 Code of Ethics

Overview

All employees, officers and directors of Nevada Chemicals, Inc. are required to adhere to the Nevada Chemicals, Inc. Code of Ethics and Business Conduct.

The Board of Directors, however, recognizes that our senior financial officers hold an elevated role in corporate governance. These individuals are key members of the management team, uniquely capable and empowered to ensure that the interests of shareholders, employees, suppliers, and citizens of the communities we serve are appropriately balanced, protected and preserved.

Accordingly, the Board has adopted this Senior Financial Officers Code of Ethics, specifically for the Chief Executive Officer and Chief Financial Officer, (hereafter, "senior financial officers"). Nevada Chemicals, Inc. expects that each senior financial officer will read and understand this Code of Ethics and refer to it as necessary.

--------------------------------------------------------------------------------

Code of Ethics

Senior financial officers of Nevada Chemicals, Inc. must:

o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.
o Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable.

o Comply with applicable laws, rules, and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.
o Take all steps reasonably necessary to cause the disclosure in the Company's periodic reports to be full, fair, accurate, timely and understandable and to become familiar with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.
o Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.
o Respect the confidentiality of information acquired in the course of employment.
o Share knowledge and maintain skills necessary and relevant to the company's needs.
o     Proactively promote ethical and honest behavior within the workplace.
o Assure responsible use and control of all assets, resources, and information in possession of the Company.

--------------------------------------------------------------------------------

Compliance and Accountability

Nevada Chemicals, Inc. expects all of its senior financial officers to comply with this Code of Ethics and encourages each such officer to report to the chairperson of the Audit Committee any evidence of a potential conflict with the intent of this Code of Ethics. The Audit Committee will determine what action, if any, is necessary, and will recommend that action for approval to the Board of Directors of the Company. In determining what action is appropriate in a particular case, the Board of Directors shall take into account all relevant information, including the nature and severity of the violation, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.